EXHIBIT 99.1
FOR IMMEDIATE RELEASE

National Western Life Announces 2010 Third Quarter Results

Austin, Texas, November 5, 2010 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today third quarter 2010 consolidated net earnings of $13.4 million, or $3.81 per diluted Class A common share, compared with consolidated net losses of $1.1 million, or $0.32 per diluted Class A common share, reported for the third quarter of 2009. Consolidated net earnings for the first nine months of 2010 were $52.7 million, or $14.89 per diluted Class A common share, compared with $32.8 million, or $9.28 per diluted Class A common share, reported a year ago. The Company's book value per share at September 30, 2010 increased to $334.84 from $326.10 as of June 30, 2010.

Consolidated net losses for the three and nine months ended September 30, 2009 included pretax charges of approximately $16.5 million pertaining to various legal matters of the Company. During the third quarter of 2010, the Company paid out amounts pertaining to settlement of a class action lawsuit all of which had been reserved for in previously reported financial results and did not affect current quarter earnings. Mr. Moody indicated, “Regrettably, our industry is a target for plaintiff attorneys and class action litigation and we were on the receiving end of one of their efforts. Fortunately, we were able to accurately assess our potential exposure in prior earnings reports and successfully negotiate a settlement within these estimates without having to take additional charges this quarter.”

Operating revenues for the three and nine months ended September 30, 2010 increased 4% over their respective periods in 2009. Mr. Moody observed, “Despite the lingering hangover of the recession, we were able to surpass $1 billion in annuity sales in the first nine months of this year and life insurance sales are slightly higher year-to-date as well.” The Company reported realized investment gains after taxes of $0.8 million for the nine months ended September 30, 2010 compared to realized losses of $3.3 million in 2009. “Although it would be premature to say that investment credit quality concerns have subsided, we certainly have been able to sidestep major impairment and loss scenarios that plagued many life insurers and continue to monitor our portfolio,” Mr. Moody noted.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 14,300 contracted independent agents, brokers and consultants, and at September 30, 2010, maintained total assets of $8.4 billion, stockholders' equity of $1.2 billion, and life insurance in force of $19.2 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Revenues, excluding investment and index option gains (losses)	$137,797	132,925	411,318	396,389
Realized and unrealized gains (losses) on index options	11,742	29,827	(20,276)	23,766
Realized gains (losses) on investments	1,672	57	1,294	(5,122)
Total revenues	$151,211	162,809	392,336	415,033

Earnings:
Earnings (loss) from operations	$12,352	(1,151)	51,818	36,085
Net realized gains (losses) on investments	1,087	37	841	(3,329)
Net earnings (loss)	$13,439	(1,114)	52,659	32,756

Net earnings (loss) attributable to Class A Shares	$13,058	(1,083)	51,166	31,827

Basic Earnings Per Class A Share:
Earnings (loss) from operations	$3.50	(0.33)	14.69	10.23
Net realized gains (losses) on investments	0.31	0.01	0.24	(0.94)
Net earnings (loss)	$3.81	(0.32)	14.93	9.29

Basic Weighted Average Shares	3,427	3,426	3,426	3,426

Diluted Earnings Per Class A Share:
Earnings (loss) from operations	$3.50	(0.33)	14.65	10.22
Net realized gains (losses) on investments	0.31	0.01	0.24	(0.94)
Net earnings (loss)	$3.81	(0.32)	14.89	9.28

Diluted Weighted Average Shares	3,432	3,426	3,437	3,430

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com